[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both not material and would likely cause competitive harm to the Company if publicly disclosed.
Exhibit 10.1
AMENDMENT NO. 3 TO FLEXTRONICS MANUFACTURING SERVICES AGREEMENT
THIS AMENDMENT NO. 3 TO FLEXTRONICS MANUFACTURING SERVICES AGREEMENT
(this “Amendment”), dated as of June 22, 2023 (the “Amendment Effective Date”), is by and between Enphase Energy, Inc., a Delaware corporation having its business at 47281 Bayside Parkway, Fremont, California 94538 (“Enphase” or "Customer") and Flextronics Industrial, Ltd., a Mauritius corporation having its place of business at Suite 402, St. James Court, St. Denis Street, Port Louis, Mauritius (“Flex” or “Flextronics”). Capitalized terms not defined herein will have the meaning given to them in the MSA (as defined below).

WHEREAS, Enphase and Flex are parties to a Flextronics Manufacturing Services Agreement dated as of March 1, 2009 (the “MSA” or “Agreement”) (individually, Enphase and Flex are referred to herein as a “Party” and together as the “Parties”); and

WHEREAS, the Parties wish to amend the MSA as provided for herein. With respect to Flex, this Amendment shall apply solely to the Flex facility located at 1000 Technology Drive, West Columbia, South Carolina 29170.
NOW, THEREFORE, the Parties agree as follows:
1.A new Section 2.10 shall be added to the MSA, reading as follows:

New Manufacturing Location in West Columbia, South Carolina USA. The Parties agree that during or around the month of July 2023, Flextronics will commence the manufacture of certain Products for Customer in Flextronics’s facility located at 1000 Technology Drive, West Columbia, South Carolina 29170 (“Flextronics Columbia”). Customer shall award Flextronics [*] (“Business Award”). The Business Award occurred [*] will include ramping at least two (2) fully automated lines. Further, the Business Award will be governed by the provisions of this Agreement (as amended) in accordance with an applicable Product-Specific Addendum signed by both Parties, which will include details of the line configurations, fees, pricing and other relevant terms and conditions applicable to the Business Award.

2.A new Section 2.11 shall be added to the MSA, reading as follows:

Testing and Quality Assurance. Flextronics shall use commercially reasonable efforts to maintain and implement ongoing quality assurance and testing policies sufficient to satisfy its obligations under Amendment No. 3 and Enphase’s standard quality assurance policies as communicated to Flextronics and mutually agreed by the Parties in writing. Prior to packaging and delivery of the Products, Flextronics shall perform mutually agreed tests and inspections on the Products for verification of conformance with the mutually agreed Specifications, as well as manufacturing and quality assurance, in accordance with the mutually agreed Specifications.

3.A new Section 10.16 shall be added to the MSA, reading as follows:

Subject to Flextronics’s confidentiality, security, and safety policies, and during the term of this Agreement, Customer or its designee may visit the Flextronics Columbia facility to audit Flextronics’s conformity with the manufacturing requirements of Amendment No. 3, including manufacturing in accordance with the applicable Product Specifications and mutually agreed written quality requirements. Flextronics shall keep such records in sufficient detail to enable Customer or its designee to determine that Flextronics is providing manufacturing services for Customer Products in accordance with the terms of Amendment No. 3, and shall permit said records to be inspected during Flextronics’s normal business hours, at Customer’s expense, promptly following reasonable prior written notice by Customer. Notwithstanding the foregoing, in no event shall Flextronics be required to disclose or provide any information that it is obligated to a third party to maintain as confidential.

4.A new Section 3.8 shall be added to the MSA, reading as follows:

3.8 IRA incentive.
(i). Flextronics acknowledges that the manufacturing production tax credit (“PTC”) available under the Inflation Reduction Act of 2022 (the “IRA”) is a primary motivation for Customer to seek to have Flextronics manufacture the Products. Flextronics agrees that Customer [*], and the parties will mutually agree to the manner in which such incentives are transferred to the Customer.

Customer shall calculate [*] (quarters end on the last day of March, June, September, and December of each year). After the end of each applicable calendar year, Customer shall inform Flextronics of the estimated full previous year’s unit numbers (“Annual estimate”) by February 15th (1.5 months after the close of the immediately preceding calendar year). Flextronics shall have the right to review and comment on the Annual Estimate and Customer shall use commercially reasonable efforts to cooperate with any information reasonably requested by Flextronics to confirm the Annual Estimate. Within thirty (30) days after the filing of Customer’s U.S. federal income tax return, Customer shall provide Flextronics with a schedule setting forth (i) the computation of the PTC amount claimed on Customer’s tax return for the immediately preceding tax year, (ii) the aggregate amount of any PTC credit carryforward, (iii) the amount of the Flextronics PTC Payment and (iv) explanation of any variances between the PTC claimed on Customer’s tax return and Annual Estimate (“Final Calculation”). The Parties shall cooperate in good faith to resolve any disputes with respect to the Final Calculation PTC and Customer shall use commercially reasonable efforts to cooperate with any information reasonably requested by Flextronics to confirm the Final Calculation. If there is a dispute regarding the PTC benefit, payments or Final Calculation, either Party may initiate negotiation proceedings by written notice to the other Party setting forth the particulars of the dispute. The Parties agree to meet in good faith to jointly define the scope and a method to remedy the dispute and shall also have the applicable senior management of Flextronics and Customer to meet and confer in a bona fide attempt to resolve the matter. If the dispute cannot be resolved within thirty (30) days of such negotiation process being initiated, either Party may submit the dispute to arbitration pursuant to Section 10.11 of the MSA. The Parties acknowledge and agree that the PTC amounts and rates are defined by the IRA s and applicable IRC sections, including available Treasury Regulations and relevant Internal Revenue Service (“IRS”) guidance that may be published, all of which are subject to change.

Customer shall remit the initial PTC Payment based on the Annual estimate to Flextronics no later than March 15th (2.5 months) after the end of the tax year. A true up will be performed to true up the initial PTC payment with Final Calculations. Customer shall provide Flextronics with the relevant portions, including schedules and workpapers, of its U.S. federal income tax return to support the Final Calculations. In the event of an IRS audit of the Customer’s federal tax return within three (3) years when the return was filed, or in the event that Customer files an amended federal tax return, the Parties agree to conduct a true-up or reconciliation of the PTC payment based on the outcome of the audit or amendment results. The Parties shall cooperate in good faith to resolve any disputes with respect to the adjusted PTC payment and Customer shall use commercially reasonable efforts to cooperate with any information reasonably requested by Flextronics to confirm the revised Final Calculation. If there is a dispute regarding the PTC benefit or payments the Parties will use the dispute resolution process outlined in the paragraph above.

(ii). Flextronics shall not pursue a tax credit allocation under IRC Section 48C for investments in the production facility that would impair the value of the PTC that Customer may capture related to the activities contemplated in this agreement. Notwithstanding the immediately preceding sentence, Flextronics and Customer recognize that future tax credit provisions and regulations may limit Customer’s ability to capture PTC for the production activities and in that case Flextronics shall be permitted to apply for and claim, to the maximum extent permissible under applicable law, the PTC and other similar tax incentives and credits if they are available. As such, should Flextronics wish to pursue such PTC under IRC Section 48C, Flextronics must provide Customer with advanced written notice prior to applying for or claiming any PTC directly related to the production activities contemplated herein.

(iii) To the extent that either Party determines that PTC under the IRA are not available with respect to the manufacturing services performed under this Agreement, Flextronics or Customer may, at either Party’s option either: (a) terminate the Agreement upon ninety (90) days’ prior written notice to the other Party; or (b) initiate discussions with Flextronics seeking to agree upon a plan regarding further handling of the manufacturing lines, which could include, but not be limited to, resizing the manufacturing capacity, redeploying the manufacturing lines, and/or otherwise. To the extent either Party exercises its rights under this Section 3.8(iii), any amounts due and owing to Flextronics (including for the tax year in which such event occurs) shall be promptly paid by Customer to Flextronics and in any event no later than the dates contemplated herein.

(iv) If, based upon guidance from the IRS or US Department of Treasury or other regulatory body with respect to the IRA, it is determined that the tax incentives under the IRA would require a different transaction structure for the manufacturing of Products than that which is contemplated under this Amendment No. 3, the Parties shall work together in good faith seeking to amend Amendment No. 3 using commercially reasonable efforts to find an alternate structure for the manufacturing of Products that would qualify for such tax incentives.

5.     A new Section 2.12 shall be added to the MSA, reading as follows.

2.12 Flextronics covenants that it maintains and complies with a comprehensive code of conduct, which shall contain obligations that are substantially similar to those in the Responsible Business Alliance code of conduct available at https://www.responsiblebusiness.org/code-of-conduct/.

6.    A new Section 7.3 shall be added to the MSA, reading as follows:

As between the Parties, Customer will retain ownership of all intellectual property rights in and to the Products and any documentation that Customer provides to Flextronics regarding the Products, including any applicable Specifications, custom tooling requirements, and other information provided by Customer to Flextronics relating to the Products.

7.    A new Section 2.13 shall be added to the MSA, reading as follows:

2.13 Flextronics acknowledges and understands that while performing its obligations under this agreement, it will have access to Customer’s Confidential Information, as well as other proprietary information which is provided to Flextronics by Customer in writing or in digital form and is valuable to Customer (collectively, “Customer Data”). To safeguard such information on servers controlled by Flextronics, Flextronics shall use commercially reasonable efforts to comply with the following requirements, and promptly following Customer’s written request, substantiate and confirm in writing its compliance with the requirements listed below:

a. Flextronics shall conduct an annual cyber security awareness training for all its employees who will have access to Customer Data. This training must be done according to industry standard practices for information security.
b. Flextronics shall ensure that any Customer Data stored on Flextronics controlled servers located on the premises of Flextronics’s facility will be accessible via a secure network link for authorized Customer personnel. Flextronics will use commercially reasonable efforts to prohibit Customer Data from being accessed in an unsecure manner from such servers.
c. Flextronics shall use commercially reasonable efforts to avoid unauthorized access to Flextronics controlled servers and systems containing Customer Data using methods which may include (but are not limited to):
i. Having unique user IDs for users controlled by Flextronics;

ii. Promptly disabling or deleting user IDs of Flextronics employees whose employment is terminated;
iii. Identifying and deleting or disabling redundant Flextronics employee user IDs used for accessing Customer Data on Flextronics controlled servers on a periodic basis;
iv. Promptly informing the Customer of any applicable employee user ids to be deactivated (no later than 3 business days from the date on which such employee no longer requires access, or the date on which such employee ceases to be a Flextronics employee)
v. Using commercially reasonable efforts to ensure that Flextronics employee user IDs are not shared.
d. Flextronics shall ensure all Customer Data at rest, on servers controlled by Flextronics and located at Flextronics’s facility, is encrypted on all fixed and removable data drives along with operating system drives for Customer Data located on Flextronics’s servers (and any PCs or computers used by Flextronics employees who have authorized access to Customer Data). Customer Data in transit between servers located at Flextronics’s facility to or from Flextronics employees at a location outside of Flextronics’s facility shall be encrypted using the TLS or IP-SEC standards.
e. Promptly following termination of this Agreement, Flextronics shall follow operating guidelines mutually agreed by the Parties for purging Customer Data from Flextronics controlled servers.
f. Flextronics shall implement a BCP (Business Continuity Plan) and DR (Disaster Recovery) plan, and submit the same to Customer for Customer’s review and approval. The security continuity controls for information security under the BCP of DR shall be tested annually in order to ensure that they are valid and effective, and Flextronics shall provide relevant information regarding such testing, promptly following Customer’s written request.
g. Throughout the term of this Agreement, Flextronics shall maintain a valid ISO 27001 certification.
h. Flextronics shall use commercially reasonable efforts to prohibit the use of unauthorized software and downloads on Flextronics controlled servers, located at Flextronics’s facility, that hold Customer Data, and use industry-standard preventative measures and detective measures that will reasonably allow any malware to be promptly identified and contained in such servers.
i. Flextronics will establish a standard operating procedure (SOP), to address any data network security incidents involving Flextronics controlled servers storing Customer Data. This SOP will include the Flextronics’s responsibilities and processes that will be implemented in order to ensure a quick, effective and orderly response to address such data network security incidents. This SOP will be approved by the CISO or the information security management of Flextronics.
j. Flextronics shall conduct periodic vulnerability testing on the Flextronics controlled server environment hosting Customer Data at Flextronics’s facility and subsequent mitigation, if applicable.
k. If Flextronics uses any WiFi networks in its facilities that allow access to Flextronics servers storing Customer Data reside, Flextronics shall ensure that such WiFi network will not have open access to the internet.

8.     The recitals set forth above are incorporated herein by reference and are explicitly made a part of this
Amendment.

9.     Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURES CONTINUED ON NEXT PAGE]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Amendment Effective Date.

ENPHASE ENERGY, INC.	FLEXTRONICS INDUSTRIAL LTD.

By: /s/ Mandy Yang	By: /s/ B. Vijayandran A/L S. Balasingam

Name: Mandy Yang	Name: B. Vijayandran A/L S. Balasingam

Title: Chief Financial Officer	Title: Director

By: /s/ Ron Swenson

Name: Ron Swenson

Title: VP, Supply Chain